SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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UnitedHealth Group Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2005	9900 Bren Road East Minnetonka, Minnesota 55343

Dear Shareholder:

We cordially invite you to attend our 2005 Annual Meeting of Shareholders. We will hold our meeting on Tuesday, May 3, 2005, at 10:00 a.m., Central Time, at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota.

On the following pages we present information about the business to be conducted at the meeting, including information about the nominees for election as members of the Board of Directors. If you cannot attend the meeting, we hope you will still exercise your right as a shareholder and vote. Every shareholder vote is important. We appreciate your cooperation in voting promptly. You may do so by telephone or Internet, or by completing, signing and returning the enclosed proxy in the enclosed envelope, for which no postage is required if mailed in the United States.

Sincerely,

William W. McGuire, M.D.

Chairman and Chief Executive Officer

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

MAY 3, 2005

TO THE SHAREHOLDERS OF UNITEDHEALTH GROUP INCORPORATED:

The Company will hold its Annual Meeting of Shareholders on Tuesday, May 3, 2005, at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota, at 10:00 a.m., Central Time. The purposes of the meeting are:

1.	To elect four people to the Company’s Board of Directors.

2.	To consider and vote on a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2005.

3.	To consider and vote on two shareholder proposals set forth in the proxy statement.

4.	To transact other business that properly may come before the meeting or any adjournment of the meeting.

Only shareholders of record of the Company’s common stock at the close of business on March 7, 2005, are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS,

David J. Lubben

Secretary

April 7, 2005

We cordially invite you to attend the meeting. Whether or not you plan to be present at the meeting, please vote by telephone or internet, or by completing, signing and returning the enclosed proxy in the enclosed envelope, for which no postage is required if mailed in the United States. If you later choose to revoke your proxy, you may do so at any time before it is exercised at the annual meeting by following the procedures described under “Voting Procedures and Proxy Solicitation” in the attached proxy statement.

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held

May 3, 2005

GENERAL MATTERS

General Information Regarding Proxy Materials and Annual Meeting of Shareholders

The Board of Directors of UnitedHealth Group Incorporated (the “Company”) provides this proxy statement in connection with the Board’s solicitation of the enclosed proxy for purposes of acting upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, ratification of the selection of the Company’s independent registered public accounting firm, and consideration of two shareholder proposals. The Board will use the proxy at the 2005 Annual Meeting of Shareholders and at any adjournment thereof. The Annual Meeting will take place on Tuesday, May 3, 2005, at 10:00 a.m., Central Time, at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota.

With this proxy statement, we are providing you with a copy of our annual report to shareholders for the year ended December 31, 2004. This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning on or about April 7, 2005.

Voting Procedures and Proxy Solicitation

Only shareholders of record at the close of business on March 7, 2005 will be entitled to vote at the Annual Meeting. As of March 7, 2005, a total of 641,872,598 shares of our common stock were outstanding. Each share of common stock is entitled to one vote. There is no right to cumulative voting as to any matter. In accordance with our bylaws, shares equal to at least a majority of the voting power of the outstanding shares of our common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. To determine if a quorum is present, we will count the number of shares represented in person or by proxy. With respect to each item of business to be voted on at the Annual Meeting other than the election of directors, the affirmative vote of a majority of the shares of our common stock represented at the meeting in person or by proxy is necessary to approve such items. In accordance with Minnesota law, directors are elected by a plurality of the votes cast, and the four nominees receiving the highest number of votes will be elected.

You can vote your shares by toll-free telephone call or by Internet as an alternative to completing and mailing the enclosed proxy card. The instructions for telephone and Internet voting are provided on the proxy card. The telephone and Internet voting procedures are designed to verify your identity, allow you to give voting instructions and confirm that your instructions have been recorded properly. If you vote by Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that you are responsible for paying these costs.

If you vote by telephone or Internet, you need not return a proxy card by mail. Whether you submit your proxy by mail, telephone or Internet, you may revoke the proxy at any time prior to its exercise at the Annual Meeting by giving written notice of revocation to the Secretary of the Company, by submitting a new proxy with a later date by mail, telephone or Internet or by voting in person at the Annual Meeting. Unless so revoked, properly executed proxies will be voted in the manner specified by you. If you give no specific direction how your proxy should be voted, your proxy will be voted FOR the election of the director nominees named in this proxy statement; FOR the ratification of the appointment of Deloitte & Touche LLP to act as the Company’s independent registered public accounting firm for fiscal year 2005; and AGAINST both shareholder proposals.

We will appoint inspectors of election who will tabulate votes that you cast by proxy or in person at the Annual Meeting. If you submit a proxy but abstain from voting on any matter, your shares will be treated as present at the meeting for purposes of determining a quorum and calculating the vote on that matter. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on a matter, the shares covered by the non-vote will be deemed present at the Annual Meeting for purposes of determining a quorum but not for purposes of calculating the vote regarding the matter.

We have adopted a confidential policy on voting for the election of directors and other corporate actions. Subject to certain limited exceptions, all shareholder votes, whether by proxy card, consent, ballot, telephone, Internet vote or otherwise, are kept confidential. Documents evidencing your vote will not be available for examination by the Company or our directors, officers or employees.

The Company will pay expenses incurred in connection with the solicitation of proxies. We are soliciting proxies primarily by mail. In addition, our directors, officers and employees, who will receive no extra compensation for their services, may solicit proxies by telephone, telecopier or personal calls. We have engaged D.F. King & Co. to assist in proxy solicitation for an estimated fee of $8,000 plus out-of-pocket expenses.

Householding Notice

The Securities and Exchange Commission (the “SEC”) has adopted rules that allow us to deliver a single annual report, proxy statement, proxy statement combined with a prospectus, or any information statement to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. This procedure is referred to as “householding.”

If you share the same last name and address with one or more shareholders, from now on, unless we receive contrary instructions from you (or from one of these other shareholders), you and all other shareholders who have your last name and live at the same home address will receive only one copy of any of our annual report, proxy statement for our Annual Meeting of Shareholders, proxy statement we file and deliver in connection with any other meeting of shareholders, proxy statement combined with a prospectus or information statement. We will include with the householded materials for our annual meetings, or any other shareholders’ meeting, a separate proxy card for each registered shareholder who shares your last name and lives at your home address.

If you participate in householding but wish to receive a separate copy of this proxy statement or our annual report to shareholders for any reason, we will deliver a separate copy of these documents to you promptly upon your written or oral request. Such requests should be directed to the Legal Department, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, telephone (800) 328-5979. If you object to householding or wish in the future to receive individual copies of these documents, or if you wish to request householding if members of your household are receiving multiple copies of these documents, you should write or call our legal department at the same address or phone number listed above. You may opt out of householding at any time prior to 30 days before the mailing of proxy materials each year, which you can measure by reference to the date 30 days before the mailing date of the proxy statement for the prior year’s Annual Meeting of Shareholders.

If we do not hear from you by the deadlines described above, you will be deemed to have consented to the delivery of only one set of these documents to your household for future meetings. We intend to household indefinitely, and your consent will be perpetual unless you revoke it. If you revoke your consent, we will begin sending you individual copies of these documents within 30 days after we receive your revocation notice.

Your participation in the householding program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to us of preparing and mailing duplicate materials. As an alternative to householding, you may wish to receive documents electronically. Instructions for consenting to electronic delivery are described below. If you consent to electronic delivery, we will not be householding so you need not call the phone number above to object to householding.

We have been notified that some brokers and banks will household proxy materials. If your shares are held in “street name” by a broker, bank or other nominee, you may request information about householding from your bank, broker or other holder of record.

Electronic Delivery of Proxy Materials

As an alternative to receiving printed copies of proxy materials in future years, we offer shareholders the opportunity to receive proxy mailings electronically. By consenting to electronic delivery of future annual reports and proxy statements, you will help us reduce printing and postage costs.

To be eligible for electronic delivery, you must have access to a computer and the Internet and expect to have access in the future. To take advantage of electronic delivery, please indicate your consent by following the instructions provided as you vote by Internet, or go to the website http://www.econsent.com/unh/ and follow the prompts. Selecting this option means that you will no longer receive a printed copy of our annual report and proxy statement unless you request one. However, you will continue to receive your printed proxy card each year, which will contain information regarding the Internet website where you can view the annual report and proxy statement. If you consent to electronic delivery, you will be responsible for your usual telephone and Internet access charges in connection with the electronic delivery of the proxy materials and annual report.

Your consent to electronic delivery will be effective until you revoke it. You may cancel your consent to electronic delivery at no cost to you at any time at the Internet site http://www.econsent.com/unh/ or by writing to the Legal Department, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343.

Corporate Governance Policies

You can access our website at www.unitedhealthgroup.com to learn more about our Company. From that site, you can download and print copies of our annual reports, filings with the SEC, Articles of Incorporation, bylaws and corporate governance policies, including our Principles of Governance, Board of Directors Committee Charters, and Code of Business Conduct and Ethics. We will also provide a copy of any of our corporate governance policies published on our website free of charge, upon request. To request a copy of any of these documents, please submit your request to: UnitedHealth Group Incorporated, 9900 Bren Road East, Minnetonka, MN 55343, Attn: Corporate Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about each shareholder known to us to own beneficially more than five percent of the outstanding shares of our common stock, based solely on the information filed by each such shareholder in February 2005 under Schedule 13G of the Securities and Exchange Act of 1934.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
FMR Corp. (3)	58,241,932	9.1%
82 Devonshire Street
Boston, MA 02109
Barclays Entities	40,587,835	6.3%
c/o Barclays Global Investors, NA (4)
45 Fremont Street
San Francisco, CA 94105
Marisco Capital Management, LLC (5)	38,371,598	6.0%
1200 17th Street, Suite 1600
Denver, CO 80202
Janus Capital Management LLC (6)	36,442,419	5.7%
151 Detroit Street
Denver, CO 80206

(1)	Except as otherwise described, the shareholders in the table have sole voting and investment powers with respect to the shares listed.

(2)	Percent of class calculation is based on 640,311,862 shares of common stock outstanding as of March 28, 2005.

(3)	This information is based on a Schedule 13G/A filed with the SEC by FMR Corp. on February 14, 2005, reporting beneficial ownership as of December 31, 2004. FMR Corp. reported sole voting power with respect to 6,402,117 shares of common stock and sole investment power with respect to 58,241,932 shares of common stock. The filing identified Edward C. Johnson and Abigail P. Johnson as having beneficial ownership of shares reported in the table through their controlling interest in FMR Corp.

(4)	This information is based on a Schedule 13G filed with the SEC on February 14, 2005 which reflects the beneficial ownership of Company common stock by eight Barclays entities (of which Barclays Global Investors, N.A. holds the largest number of shares of common stock) as of December 31, 2004. The Barclays entities report sole voting power with respect to 36,122,462 shares of common stock, and sole investment power with respect to 40,587,835 shares of common stock.

(5)	This information is based on a Schedule 13G/A reporting beneficial ownership as of December 31, 2004 filed with the SEC on February 11, 2005 by Marisco Capital Management, LLC. Marisco Capital Management, LLC holds sole voting power with respect to 30,139,952 shares and sole investment power with respect to 38,371,598 shares of common stock.

(6)	This information is based on a Schedule 13G/A reporting beneficial ownership as of December 31, 2004, filed with the SEC on February 14, 2005 by Janus Capital Management LLC in which Janus

Capital Management LLC reported sole voting and investment power with respect to 33,653,241 shares of common stock, and shared voting and investment power with respect to an additional 2,789,178 shares of common stock.

The following table provides information about the beneficial ownership of our common stock as of March 28, 2005 by each director and nominee for director, each executive officer named in the Summary Compensation Table elsewhere in this proxy statement, and by all of our directors and executive officers as a group. The amounts set forth in the column entitled “Amount and Nature of Beneficial Ownership” include shares set forth in the column entitled “Number of Shares Beneficially owned as a Result of Options Exercisable Within 60 Days of March 28, 2005.”

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership (1)		Number of Shares Deemed Beneficially Owned as a Result of Options Exercisable Within 60 Days of March 28, 2005	Percent of Common Stock Outstanding
William C. Ballard	173,200		147,000	*
Richard T. Burke	1,761,994	(2)	189,470	*
Stephen J. Hemsley	6,173,697	(3)	6,160,000	*
James A. Johnson	189,570		189,570	*
Thomas H. Kean	247,190	(4)	221,190	*
Douglas W. Leatherdale	614,160		191,310	*
David J. Lubben	571,961	(3)	570,040	*
William W. McGuire.	15,106,828	(3)	14,781,248	2.3%
Mary O. Mundinger	151,440		135,440	*
Robert L. Ryan	75,700		63,700	*
Donna E. Shalala	30,000		30,000	*
Robert J. Sheehy	963,629	(3)	960,040	*
William G. Spears	248,978		216,530	*
David S. Wichmann	489,239	(3)	481,250	*
Gail R. Wilensky	123,020		105,020	*
All executive officers and directors as a group (20 individuals)	28,529,917	(5)	25,972,318	4.3%

*	Less than 1%.

(1)	Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person’s or group’s name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of March 28, 2005 are treated as outstanding only when determining the amount and percent owned by such individual or group.

(2)	Includes 66,124 shares held directly by Mr. Burke’s spouse. Mr. Burke does not have voting or investment power over these shares, and disclaims beneficial ownership of these shares.

(3)	Includes the following number of shares held in trust for the individuals pursuant to our 401(k) plan: Mr. Hemsley, 140 shares; Mr. Lubben, 158 shares; Dr. McGuire, 3,151 shares; Mr. Sheehy, 580 shares; and Mr. Wichmann, 105 shares.

(4)	Includes 4,000 shares held by Mr. Kean in a trust for the benefit of his minor child.

(5)	Includes 5,628 shares held in executive officers’ 401(k) accounts (which includes the shares specified in footnote (3) above), which shares were previously held in such officers’ accounts under the Company’s former Employee Stock Ownership Plan, and the indirect holdings included in footnotes (2) and (4) above. Pursuant to the terms of the Company’s 401(k) Plan, a participant has sole voting power over his or her shares; however, the plan trustee votes all unvoted shares in the same proportions as the actual proxy votes submitted by plan participants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater- than-10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of copies of such reports and written representations from our executive officers and directors, we believe that our executive officers and directors complied with all Section 16(a) filing requirements during 2004 except that, as a result of a clerical oversight, a Form 4 was filed with the SEC one day after the filing deadline for Messrs. Leatherdale (reporting one transaction) and Johnson (reporting one transaction).

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes as nearly equal in number as possible. Each class serves a three-year term with the term of office of one class expiring at the Annual Meeting each year in successive years.

The Board has nominated four current directors for re-election: Thomas H. Kean, Robert L. Ryan, William G. Spears, and Gail R. Wilensky, Ph.D. If elected, these directors will serve a three-year term expiring at the Annual Meeting of Shareholders to be held in 2008. All of the nominees have informed the Board of Directors that they are willing to serve as directors. If any nominee should decline or become unable to serve as a director for any reason, the persons named in the enclosed proxy will vote for another person as they determine in their best judgment.

The Board of Directors recommends that you vote FOR the election of each of the nominees. Proxies will be voted FOR the election of each nominee unless you specify otherwise.

The following table provides certain information about the nominees for election as directors and also provides information about our other directors whose terms of office continue after the Annual Meeting.

Name	Age	Director since
Nominees for Election as Directors Whose Terms Will Expire in 2008
Thomas H. Kean	69	1993
Robert L. Ryan	61	1996
William G. Spears	66	1991
Gail R. Wilensky, Ph.D.	61	1993
Directors Whose Terms Expire in 2006
James A. Johnson	61	1993
Douglas W. Leatherdale	68	1983
William W. McGuire, M.D.	56	1989
Mary O. Mundinger, Ph.D.	67	1997
Directors Whose Terms Expire in 2007
William C. Ballard, Jr.	64	1993
Richard T. Burke	61	1977
Stephen J. Hemsley	52	2000
Donna E. Shalala, Ph.D.	64	2001

Mr. Ballard has been Of Counsel to Greenebaum Doll & McDonald PLLC, a law firm in Louisville, Kentucky, since June 1992. In 1992, Mr. Ballard retired after serving 22 years as the Chief Financial Officer and a director of Humana, Inc., a company operating managed health care facilities. Mr. Ballard is also a director of Health Care REIT, Inc.

Mr. Burke has been a member of our Board of Directors since our inception and was Chief Executive Officer of UnitedHealthcare, Inc., our predecessor corporation, until February 1988. From 1995 until February 2001, Mr. Burke was the owner, Chief Executive Officer and Governor of the Phoenix Coyotes, a National Hockey League team. Mr. Burke is also a director of First Cash Financial Services, Inc., and Meritage Homes Corporation.

Mr. Hemsley is our President and Chief Operating Officer and has been a member of the Board of Directors since February 2000. Mr. Hemsley joined the Company in May 1997 as Senior Executive Vice President. He became Chief Operating Officer in September 1998 and was named President in May 1999.

Mr. Johnson has been the Vice Chairman of Perseus LLC, a private merchant banking and investment firm, since April 2001. From January 2000 until April 2001, Mr. Johnson served as the Chairman and Chief Executive Officer of Johnson Capital Partners, a private investment company. From January 1999 until December 1999, Mr. Johnson was the Chairman of the Executive Committee of Fannie Mae, a federally-chartered financial services company providing products and services related to home mortgages. From 1990 until January 1999, Mr. Johnson served as the Chairman and Chief Executive Officer of Fannie Mae. Mr. Johnson is also a director of Gannett Co., Inc., The Goldman Sachs Group, Inc., KB Home, Target Corporation, and Temple-Inland, Inc.

Mr. Kean has been the President of Drew University in New Jersey since February 1990, and also currently serves as Chairman of the Board of Trustees of the Robert Wood Johnson Foundation. From December 2002 until August 2004, Mr. Kean served as Chair of the 9/11 Commission, an independent, bipartisan commission which prepared a complete account of the circumstances surrounding the September 11, 2001 terrorist attacks and provided recommendations designed to guard against future attacks. Mr. Kean served as the Governor of the State of New Jersey from 1982 to 1990. From 1968 to 1977, Mr. Kean served in the New Jersey State Assembly, including two years in the position of Speaker. Mr. Kean is also a director of Amerada Hess Corporation, Aramark Corporation, CIT Group Inc., Franklin Resources, Inc., and The Pepsi Bottling Group, Inc.

Mr. Leatherdale is the retired Chairman and Chief Executive Officer of The St. Paul Companies, Inc., where he served in such capacity from 1990 until October 2001. The St. Paul Companies, Inc. is an insurance, financial and general business corporation. Mr. Leatherdale is also a director of Xcel Energy, Inc.

Dr. McGuire is the Chairman of our Board of Directors and our Chief Executive Officer. Dr. McGuire joined the Company as Executive Vice President in November 1988 and became Chairman and Chief Executive Officer in 1991. Dr. McGuire also served as our Chief Operating Officer from May 1989 to June 1995 and as our President from November 1989 until May 1999.

Dr. Mundinger has been the Dean of the School of Nursing at Columbia University in New York since January 1986 and Centennial Professor of Health Policy at the School of Nursing since July 1994. Dr. Mundinger has also been Associate Dean, Faculty of Medicine at Columbia University since January 1986. Dr. Mundinger is also a director of Cell Therapeutics, Inc., Gentiva Health Services, Inc., and Welch Allyn, Inc.

Mr. Ryan has been Senior Vice President and Chief Financial Officer of Medtronic, Inc., a leading medical technology company specializing in implantable and invasive therapies, since 1993. Mr. Ryan has publicly announced his retirement from Medtronic effective April 29, 2005. Mr. Ryan is also a director of Hewlett Packard Company.

Dr. Shalala has been the President of the University of Miami in Florida since June 2001. From January 2001 until June 2001, Dr. Shalala was a Visiting Distinguished Fellow at the Center for Public Service at Brookings Institution, an independent non-partisan organization devoted to research, analysis, education and publication of certain public policy issues. Dr. Shalala served as the U.S. Secretary of Health and Human Services from January 1993 until January 2001. From 1987 to 1993, Dr. Shalala served as the Chancellor of the University of Wisconsin-Madison, and from 1980 until 1986, she was the President of Hunter College in New York. From March 1977 to July 1980, Dr. Shalala served as Assistant Secretary for the Department of Housing and Urban Development. Dr. Shalala is also a director of Gannett Co., Inc., and Lennar Corporation.

Mr. Spears has been a Managing Director of Spears Grisanti & Brown LLC, an investment counseling and management firm, since June 1999. Mr. Spears was the Chairman of the Board of Spears, Benzak, Salomon & Farrell, Inc., an investment counseling and management firm, from 1972 until 1999. In April 1995, Spears, Benzak, Salomon & Farrell became a wholly owned subsidiary of KeyCorp, a financial services company. Mr. Spears is also a director of Avatar Holdings, Inc.

Dr. Wilensky has been a senior fellow at Project HOPE, an international health foundation, since 1993. From May 2001 to May 2003, she was the Co-Chair of the President’s Task Force to Improve Health Care for our Nation’s Veterans. From 1997 to 2001 she was also Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, Dr. Wilensky served as the Deputy Assistant to President George H.W. Bush for policy development, and from 1990 to 1992, she was the Administrator of the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services) directing the Medicaid and Medicare programs for the United States. Dr. Wilensky is also a director of Cephalon, Inc., Gentiva Health Services, Inc., Manor Care, Inc., and Quest Diagnostics Incorporated.

Director Nomination

Criteria for Nomination to the Board.    The Nominating Committee Charter, which is available on our website (www.unitedhealthgroup.com), provides that the Nominating Committee is responsible for analyzing, on an annual basis, important Board member skills and characteristics, and recommending to the Board appropriate individuals for nomination as Board members. The Nominating Committee considers the appropriate balance of experience, skills and characteristics required of a member of the Board of Directors. Nominees for director are selected on the basis of characteristics described in the Company’s Principles of Governance, which include diversity, age, skills (such as an understanding of health care issues, management of large public companies, and academic, political, financial or medical background), familiarity with ethical and corporate governance issues which the Company faces in the current environment, and other relevant factors.

Shareholder Proposals for Nominees.    The Nominating Committee will consider candidates proposed by shareholders upon timely written notice to the Company’s Secretary. To be timely for the 2006 Annual Meeting, notice must be received at our principal executive offices, directed to the Corporate Secretary, on or before December 8, 2005, and must set forth the following information: (i) the name, age, business address, residence address and the principal occupation or employment of each nominee proposed in such notice, (ii) the name and address of the shareholder giving notice as the same appears in the Company’s stock register, (iii) the number of shares of the Company’s capital stock which are beneficially owned by such nominee and by such shareholder, and (iv) such other information concerning each such nominee as would be required in soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of the Company, if elected.

Process for Identifying and Evaluating Nominees.    The Nominating Committee’s process for identifying and evaluating nominees to the Board of Directors is as follows: In the case of incumbent directors whose terms are set to expire, in addition to the factors listed above under “Criteria for Nomination to the Board,” the Nominating Committee reviews such directors’ overall service to the Company and performance on the Board during their terms, including the number of meetings attended, level of participation, quality of performance, the level of experience such director brings to the Company, familiarity with the Company, and other relevant factors. In the case of new candidates, the Nominating Committee considers the criteria set forth above under “Criteria for Nomination to the Board.” In evaluating a nominee’s qualifications, among other things, the Nominating Committee may review biographical information and references, may seek input from the full Board and, if the Nominating Committee deems appropriate, may seek input from a third-party search firm. If the Nominating Committee determines that a candidate is qualified and would be a valuable addition to the Company’s Board, it will recommend the candidate to the full Board. Candidates recommended by the Nominating Committee are presented to the Board for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

The Nominating Committee will consider director candidates recommended by shareholders provided the procedures outlined above under “Shareholder Proposals for Nominees” are followed by the shareholders in submitting recommendations. The Nominating Committee will evaluate new candidates according to the procedures outlined in the previous paragraph regardless of who recommends the candidate.

Director Attendance at the Annual Meeting

It is our policy, as outlined in our Principles of Governance, that our directors make every effort to attend the Annual Meeting of Shareholders. All of our directors attended the 2004 Annual Meeting.

Director Independence

The Board of Directors has determined that nine out of its twelve directors are “independent” under the rules of the New York Stock Exchange, and that such directors have no material relationship with the Company. The Company’s Chief Executive Officer, Dr. McGuire, and President, Mr. Hemsley, are both non-independent directors. Mr. Robert L. Ryan is also deemed a non-independent director under the Rules of the New York Stock Exchange because he is currently an executive officer of a company, Medtronic, Inc., on which one of our executive officers, Richard H. Anderson, serves as a member of the compensation committee; however, Mr. Ryan has publicly announced his retirement from Medtronic effective April 29, 2005. In accordance with New York Stock Exchange rules, Mr. Ryan will again be deemed “independent” on April 29, 2008. The Board of Directors has adopted categorical standards of independence to assist the Board in its determination of director independence, and has determined that all directors other than Dr. McGuire, Mr. Hemsley and Mr. Ryan satisfy all of these categorical standards. The categorical standards are attached as Appendix B to this Proxy Statement.

In accordance with our Principles of Governance, at each regularly scheduled Board meeting, the non-management directors meet in executive session without the presence of management. The non-management directors choose a lead director to preside over each executive session based upon the matters to be addressed at each particular executive session.

Procedures for Communication with the Board of Directors

In addition to the Compliance HelpLine we have in place for our employees to direct their concerns to appropriate persons within the Company, we have adopted additional procedures for our employees, shareholders and other interested parties to communicate concerns about accounting, financial reporting, auditing and other matters to our directors. If you have any concern that you would like to communicate, you may send it by regular mail to the following address:

UnitedHealth Group Incorporated

9900 Bren Road East

P.O. Box 1230

Minnetonka, MN 55343

ATTN: Corporate Secretary

Re: [see below]

Please indicate in the “Re:” line on the envelope whether your concern is directed to the full board, the non-management directors as a group, the Audit Committee or a specific director. You should direct all concerns regarding accounting and financial reporting, internal accounting controls and auditing matters to the Audit Committee.

Also, please indicate in the “Re:” line on the envelope whether you would like your communication to be kept confidential from management.

Director Compensation

Directors who are not Company employees receive an annual retainer of $30,000, a $1,500 fee for attending each Board meeting in person ($750 for attending by telephone), and a $1,000 fee for attending each committee meeting in person ($500 for attending by telephone). Directors also receive the standard fee for attendance by telephone if they are unable to attend a meeting, but receive an update by telephone prior to or after the meeting. In addition, we pay the Chairman of each of the Audit Committee and the Compensation and Human Resources Committee an annual retainer of $5,000.

We provide health care coverage to current and past directors who are not eligible for coverage under another group health care benefit program or Medicare. During 2004, we paid approximately $5,575 in health care premiums on behalf of Mr. Burke.

Under our Directors’ Compensation Deferral Plan (the “Director Deferral Plan”), non-employee directors may elect to defer annually receipt of all or a percentage of their retainer and meeting fees, including committee meeting fees (but not stock options or other stock-based compensation). Amounts deferred are credited to a bookkeeping account maintained for each director participant, and are distributable upon the termination of the director’s directorship for any reason. Participating directors may elect whether distribution is made in either (a) an immediate lump sum; (b) in a series of five or ten annual installments (subject to certain additional rules set forth in the Director Deferral Plan); (c) in a delayed lump sum following either the fifth or tenth anniversary of the termination of the director’s directorship (subject to certain additional rules set forth in the Director Deferral Plan); or (d) in pre-selected amounts and on pre-selected dates while the director remains a member of our Board of Directors (subject to certain additional rules set forth in the Director Deferral Plan). The Director Deferral Plan does not provide for matching contributions by us, but our Board of Directors may determine, in its discretion, to supplement the accounts of participating directors with additional amounts. No accounts were supplemented in 2004.

Non-employee directors also receive grants of non-qualified stock options under the UnitedHealth Group Incorporated 2002 Stock Incentive Plan (the “Stock Incentive Plan”). Under the Stock Incentive Plan (and terms approved by the Compensation and Human Resources Committee with respect to non-employee director grants made pursuant to the Stock Incentive Plan), our non-employee directors receive three types of option grants: (1) initial one-time grants of non-qualified stock options to purchase 36,000 shares of our common stock; (2) quarterly grants of non-qualified stock options to purchase 5,000 shares of our common stock; and (3) conversion grants made pursuant to an election by a director to convert annual retainer and meeting attendance fees into options to purchase our common stock.

The initial grants are made automatically on the date the eligible director is first elected to the Board of Directors and become exercisable over the following three years at the rate of 12,000 shares per year. The quarterly grants are made automatically on the first business day of each fiscal quarter and become exercisable immediately upon grant. The conversion grants are made on the day of each regularly scheduled Board meeting and become exercisable immediately upon grant. The number of shares covered by a conversion option will equal four times the amount of the retainer and meeting fees foregone, divided by the fair market value of one share of our common stock on the date of grant.

The exercise price for all options granted under the Stock Incentive Plan is the closing sale price of our common stock on the date the option is granted. Directors may also receive restricted stock awards and other grants under the Stock Incentive Plan.

Committees and Meetings of the Board of Directors

During the year ended December 31, 2004, the Board of Directors held four regular meetings and three special meetings. Eleven of our twelve directors attended at least 75% of the meetings of the Board and any Board committees of which they were members. Mr. Kean’s responsibilities as the Chair of the 9/11 Commission caused him to miss several Board meetings between February and April 2004. Mr. Kean was fully informed of the matters to be discussed and acted upon at such meetings, and was updated promptly after these meetings occurred.

The Board of Directors has established five standing committees: an Audit Committee, a Compensation and Human Resources Committee, a Nominating Committee, a Compliance and Government Affairs Committee, and an Executive Committee. These committees help the Board fulfill its responsibilities and assist the Board in making informed decisions as to the Company’s operations. Each committee operates under its own charter, and the committees evaluate their respective charters and conduct committee performance evaluations on an annual basis.

The Audit Committee consists of Messrs. Ballard (Chair), Leatherdale, and Kean, each of whom is an independent director under the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board has determined that Messrs. Ballard and Leatherdale are “audit committee financial experts” as defined by Securities and Exchange Commission rules. The Audit Committee has sole responsibility for the selection and retention of the independent registered public accounting firm, and assists the Board by overseeing financial reporting, public disclosure and compliance activities. The Audit Committee operates as a direct line of communication between the Board and our independent registered public accounting firm, as well as our internal audit, compliance and legal personnel. The Audit Committee held eight regular meetings and two special meetings in 2004.

The Compensation and Human Resources Committee consists of Messrs. Johnson (Chair) and Spears and Dr. Mundinger, each of whom is an independent director under the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Compensation and Human Resources Committee is responsible for overseeing our compensation, employee benefit and stock-based programs. The Committee also negotiates and administers our employment arrangements with our Chief Executive Officer and President, performs the annual Chief Executive Officer evaluation, supervises incentive and equity-based compensation programs for our employees and reviews and monitors director compensation programs. The Compensation and Human Resources Committee held three regular meetings and one special meeting in 2004.

The Nominating Committee consists of Messrs. Kean (Chair), Ballard, Leatherdale and Spears, each of whom is an independent director under the rules of the New York Stock Exchange and Securities and Exchange Commission. The Nominating Committee’s duties include identifying and nominating individuals to be proposed for election as directors at each annual meeting of shareholders, filling board vacancies, conducting the director and Board evaluation process, and evaluating the categorical standards which the Board uses to determine director independence. The Nominating Committee held two regular meetings in 2004.

The Compliance and Government Affairs Committee consists of Dr. Wilensky (Chair), Mr. Ryan and Dr. Shalala. The Compliance and Government Affairs Committee is responsible for the development of guidelines and procedures for ethical and legal compliance; ensuring adequate guidance, reporting and investigation processes; monitoring compliance with Company guidelines and ethics policies; and monitoring and evaluating corporate governance. The Compliance and Government Affairs Committee held two regular meetings in 2004.

The Executive Committee consists of Dr. McGuire (Chair) and Messrs. Ballard, Leatherdale and Spears. The Executive Committee is authorized to exercise all of the powers of the Board when the Board is not in session. The Executive Committee did not hold any meetings in 2004.

EXECUTIVE COMPENSATION

Cash and Other Compensation

The following table provides certain summary information for the fiscal years ended December 31, 2004, 2003 and 2002 relating to cash and other forms of compensation paid to, or accrued by us on behalf of, our Chief Executive Officer and each of our four other most highly compensated executive officers for fiscal 2004.

Summary Compensation Table

					Long-Term Compensation
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Other Annual Compensation ($) (2)	Awards	Payouts	All Other Compensation ($) (3)
					Securities Underlying Options / (#)	Performance (LTIP) Award Payouts ($)
William W. McGuire, M.D.	2004	2,176,923	5,550,000	242,386	1,300,000	1,897,000	354,550
Chairman & Chief	2003	1,996,154	5,550,000	261,714	1,300,000	1,897,000	326,617
Executive Officer	2002	1,896,154	5,275,000	220,575	1,300,000	1,798,000	285,038

Stephen J. Hemsley	2004	1,038,462	2,325,000	143,447	600,000	960,000	159,699
President & Chief	2003	1,000,000	2,325,000	79,234	600,000	960,000	114,548
Operating Officer	2002	980,769	2,300,000	—	600,000	924,000	95,212

David J. Lubben	2004	493,269	500,000	—	123,000	450,000	34,797
Secretary &	2003	475,000	550,000	—	150,000	425,000	34,740
General Counsel	2002	450,000	550,000	—	250,000	425,000	33,199

Robert J. Sheehy	2004	503,654	425,000	—	103,000	400,000	33,843
Chief Executive Officer,	2003	485,000	500,000	—	150,000	400,000	37,421
UnitedHealthcare	2002	474,231	650,000	—	250,000	400,000	34,926

David S. Wichmann	2004	475,192	425,000	—	229,000	375,000	30,212
President & Chief Operating	2003	375,000	415,000	—	175,000	340,000	25,335
Officer, UnitedHealthcare	2002	342,693	375,000	—	250,000	315,000	23,161

(1)	The amounts set forth in the table for 2004 are higher than annualized base salaries as a result of an extra bi-weekly pay period in 2004.

(2)

Other annual compensation for Dr. McGuire includes personal use of Company-provided transportation (computed on an incremental cost basis and including tax gross-up) of $147,750 in 2004, $159,471 in 2003, and $135,951 in 2002, security expenses (including tax gross-up) of

$6,791 in 2004, $29,986 in 2003 and $19,732 in 2002, an expense allowance of $21,600 in each of 2004, 2003, and 2002, and reimbursement for financial planning and assistance fees of $66,245 in 2004, $50,657 in 2003, and $43,292 in 2002. Other annual compensation for Mr. Hemsley in 2004 includes use of Company-provided transportation (computed on an incremental cost basis and including tax gross-up) of $86,347 in 2004 and $60,834 in 2003, and reimbursement for financial planning fees of $42,700 in 2004. In accordance with SEC rules, (a) the dollar value of all perquisites and other personal benefits for each named executive officer (other than our Chief Executive Officer) which aggregate to the lesser of either $50,000 or 10% of the total annual salary and bonus for each such named executive officer have been omitted from the table, and (b) each perquisite or other personal benefit which does not exceed 25% of the total perquisites or other personal benefits for each named executive officer (other than our Chief Executive Officer) is not specifically identified herein. Amounts for personal use of Company-provided transportation for Dr. McGuire and Mr. Hemsley are included in the table, although, for security purposes, the Board of Directors has required that they use Company-provided transportation whenever practical.

(3)	For each of the named executive officers, the amounts indicated for fiscal 2004 includes Company contributions made to accounts for the named individuals pursuant to our 401(k) Savings Plan and Executive Savings Plans as follows: $231,808, $100,904, $31,298, $30,110, and $26,706 for Dr. McGuire, Mr. Hemsley, Mr. Lubben, Mr. Sheehy, and Mr. Wichmann, respectively. The amounts indicated also include Company-paid disability insurance premiums of $91,877, $16,022, $3,499, $3,733 and $3,506 for Dr. McGuire, Mr. Hemsley, Mr. Lubben, Mr. Sheehy, and Mr. Wichmann, respectively; and Company-paid life insurance premiums of $30,865, and $42,773, for Dr. McGuire and Mr. Hemsley, respectively. The Company-paid life and disability insurance premiums paid on behalf of Dr. McGuire and Mr. Hemsley include the applicable tax gross-up.

Option Grants in 2004

	Individual Grants
	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in 2004	Exercise or Base Price ($ / share)	Expiration Date (1)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)

Name						5% ($)	10% ($)
William W. McGuire	1,300,000	(3)	7.6	59.40	2 /11 / 14	48,563,243	123,068,793
Stephen J. Hemsley	600,000	(4)	3.5	59.40	2 / 11 / 14	22,413,805	56,800,981
David J. Lubben	123,000	(4)	0.7	79.70	12 / 7 / 14	6,165,117	15,623,617
Robert J. Sheehy	103,000	(4)	0.6	79.70	12 / 7 / 14	5,162,659	13,083,191
David S. Wichmann	75,000 154,000	(4) (4)	0.4 0.9	61.35 79.70	8 / 6 / 14 12 / 7 / 14	2,893,701 7,718,927	7,333,207 19,561,276

(1)

All options granted in 2004 expire ten years following the date of grant, subject to earlier termination upon certain events related to termination of employment. Options not yet exercisable generally become exercisable upon a change in control of the Company, as such term is defined in each executive’s employment agreement. Options granted under the Company’s 2002 Stock Incentive Plan provide for five years of additional vesting and exercisability (but not beyond the expiration date of the option) in the event of a termination by reason of retirement. Under the 2002 plan, retirement is defined as a termination, other than due to death or disability, by a person who is 55 years of age or older and whose age plus number of years of continuous service with the Company totals at least 65.

(2)	The “potential realizable value” shown is the potential gain on the last day the option remains exercisable. This value will be achieved only if the options have been held for the full ten years and the stock price has appreciated at the assumed rate. Potential realizable value is listed for illustration only. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of future value of our common stock or of the stock price.

(3)	Options become exercisable at the rate of 25% per year over a period of four years, beginning on January 1, 2005.

(4)	Options become exercisable at the rate of 25% per year on each of the first four anniversaries of the date of grant.

Aggregated Option Exercises in 2004 and Option Values at December 31, 2004

Name	Number of Shares Acquired on Exercise	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at 12 / 31 / 04 Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at 12 / 31 / 04 Exercisable/Unexercisable ($) (2)
William W. McGuire	1,654,000	114,552,832	13,481,248 / 3,250,000	1,003,607,754 / 138,595,015
Stephen J. Hemsley	800,000	56,454,960	5,560,000 / 1,500,000	410,524,484 / 63,966,930
David J. Lubben	153,332	7,713,814	625,864 / 398,000	41,162,469 / 14,553,073
Robert J. Sheehy	90,000	5,371,396	860,040 / 378,000	59,271,380 / 14,386,473
David S. Wichmann	105,044	7,457,214	378,750 / 525,250	21,974,854 / 17,606,456

(1)	Relates to stock options granted in February 1997 and October 1997 to Dr. McGuire; in October 1999 to Mr. Hemsley; in October 1998 and October 1999 to Mr. Lubben; in January 1997 and October 1997 to Mr. Sheehy; and between February 1998 and March 2000 to Mr. Wichmann.

(2)	Calculated by subtracting the per share exercise price from the closing price per share of our common stock on December 31, 2004 (the last trading day of the calendar year 2004) of $88.03 and multiplying the result by the number of unexercised options.

Performance (LTIP) Awards under Executive Incentive Plan —

Awards in Last Fiscal Year

	Performance or Other Period Until Maturation or Payout (1)	Estimated Future Payouts Under Non-Stock Price-Based Plans (2)
Name		Threshold ($)	Target ($)	Maximum($)
William W. McGuire	2004-2006	-0-	1,115,000	2,230,000
Stephen J. Hemsley	2004-2006	-0-	550,000	1,100,000
David J. Lubben	2004-2006	-0-	260,000	520,000
Robert J. Sheehy	2004-2006	-0-	270,000	540,000
David S. Wichmann	2004-2006	-0-	270,000	540,000

(1)

The table reflects performance awards made under our Executive Incentive Plan during the fiscal year ended December 31, 2004 to the executive officers named in the Summary Compensation Table above. Performance awards for the 2002-2004 performance period were paid in February

2005 and are reflected in the Summary Compensation Table in the column entitled “Performance (LTIP) Award Payouts.”

(2)	The Compensation and Human Resources Committee establishes target performance awards, maximum performance awards, and objective performance goals at the beginning of each performance period. Minimum performance thresholds must be attained before any performance awards are paid under the Executive Incentive Plan. Although the Executive Incentive Plan allows the Committee to make maximum performance awards equal to 300% of each participant’s average base compensation (as defined in the Executive Incentive Plan), the Committee has chosen to limit maximum awards to the lower amounts shown in the table. The Committee will determine whether or not the performance objectives have been achieved. The Committee may reduce, but not increase, the performance award otherwise payable to any plan participant based on a discretionary assessment of such financial and individual performance factors as it determines to be appropriate. Any payouts will be made within three months of the end of the period, except that a pro rata portion of such payouts may be made earlier upon a change in control of the Company, and participants may elect, if permitted by law, to defer the payment of any awards under our Executive Savings Plan.

Executive Employment Agreements

We have entered into an employment agreement with each of the executive officers named in the Summary Compensation Table.

William W. McGuire, M.D.     Dr. McGuire entered into an employment agreement, effective October 13, 1999, to serve as Chief Executive Officer of the Company. The initial term of the agreement was five years, with an automatic extension of one year at the end of each year of the initial term unless either party provides notice of its intent not to renew at least 120 days prior to October 13th of such year or the agreement is otherwise terminated.

Pursuant to the agreement, Dr. McGuire receives a base annual salary, currently $2,200,000, which is subject to a minimum annual increase of $100,000. Dr. McGuire’s target annual bonus is 150%. Under the terms of the agreement, during each calendar year of the agreement, Dr. McGuire receives a non-qualified stock option to purchase a minimum of 1,300,000 shares of the Company’s common stock with an exercise price equal to the fair market value on the date of grant. Accordingly, in 2004, we granted Dr. McGuire a stock option to purchase 1,300,000 shares of stock at an exercise price of $59.40. The option becomes exercisable as to 25% of the shares underlying the option over a period of four years, subject to accelerated vesting if specified events occur. Under the agreement, Dr. McGuire is also eligible to participate in our incentive bonus and stock plans and in other employee benefit programs.

Under his employment agreement, the Company pays for a $5.5 million term life insurance policy owned by Dr. McGuire and a supplemental long-term disability insurance policy that provides for salary continuation for five years (or until age 65, if earlier) in the event of disability. The life and disability insurance premiums paid on Dr. McGuire’s behalf for 2004 are disclosed in the Summary Compensation Table. Dr. McGuire also receives other benefits under the terms of his employment agreement or under the authorization of the Compensation and Human Resources Committee, including a limited expense allowance, reimbursement for financial and tax planning and assistance services, payment of security expenses, and personal use of Company-provided transportation The amounts of benefits paid in 2004 are included in the Summary Compensation Table.

Upon termination of Dr. McGuire’s employment for any reason, he is entitled to an annual supplemental retirement benefit for his lifetime of a percentage equal to his age at retirement (but capped at age 65), of his average cash compensation (as defined in the agreement) for the three calendar years immediately preceding his termination of employment. In the event of Dr. McGuire’s death after his retirement, his surviving spouse is entitled to a benefit in the amount of 50% of the benefit to which Dr. McGuire was entitled. Dr. McGuire may elect to receive his retirement benefit, including his spouse’s survivor benefit, in a lump sum, which is calculated based on a 4% discount rate. Had Dr. McGuire retired at the end of 2004, his annual payments under the supplemental retirement benefit would be approximately $5,092,000 per year. It is anticipated that certain provisions regarding Dr. McGuire’s supplemental retirement plan will need to be amended in 2005 in order to conform with recent changes in tax laws regarding deferred compensation.

Upon Dr. McGuire’s retirement, as determined by the Compensation and Human Resources Committee, all stock option and other awards granted to Dr. McGuire will vest immediately and all of his options will remain exercisable until the earlier of 72 months after the date of termination of employment or the expiration date of the respective option. Upon Dr. McGuire’s retirement, for a period of 36 months, the Company will continue to pay Dr. McGuire’s life and disability insurance premiums, and provide Dr. McGuire with office, secretarial and administrative support, and personal use of the Company’s aircraft (subject to limitations outlined in his employment agreement).

The employment agreement also provides severance benefits if Dr. McGuire’s employment terminates under certain circumstances. If his employment is terminated by the Company without cause or by Dr. McGuire for good reason (as those terms are defined in the agreement), we will pay Dr. McGuire his “cash compensation” for 36 months following the termination of his employment. In addition, Dr. McGuire will continue to receive credited service under his supplemental retirement benefits for this 36-month period. All stock option and other awards granted to Dr. McGuire will vest immediately upon his employment termination under these circumstances, and all of his options will remain exercisable until the earlier of 72 months following termination of employment or the expiration date of the respective option. We will also continue to pay Dr. McGuire’s life and disability insurance premiums for 36 months and provide Dr. McGuire with office, secretarial and administrative support for 36 months. Dr. McGuire will receive these same benefits under certain circumstances in connection with a change in control (as such term is defined in his employment agreement), as well as other benefits, including personal use of the Company’s aircraft for 36 months (subject to limitations outlined in his employment agreement) and payment for reasonable outplacement and job search fees.

If Dr. McGuire’s employment is terminated because of his death or permanent disability, we will pay his beneficiaries or him his cash compensation for a period of 24 months. In addition, he or his beneficiaries will receive the proceeds from his disability or life insurance policies, and his stock options will vest immediately and remain exercisable for as long as 36 months following his death or permanent disability but not beyond the expiration date of the respective options. In the case of termination due to a permanent disability, Dr. McGuire will continue to receive credited service under his supplemental retirement benefits for 24 months.

If Dr. McGuire voluntarily terminates his employment without good reason, we will pay him his cash compensation for a period of 24 months. At the time of his termination, any unvested options will terminate and vested options will remain exercisable for up to 36 months following termination of his employment but not beyond the expiration date of the respective option.

In the event of any termination of Dr. McGuire’s employment other than a termination by the Company for cause, we will continue to provide health insurance coverage for Dr. McGuire and his spouse for the remainder of their lives and for his children until they reach the age of 25.

If Dr. McGuire is terminated with cause (as defined in the agreement), any unvested options will expire and any vested options will be exercisable for 90 days.

If any payments or benefits paid to Dr. McGuire under his employment agreement are deemed “parachute payments” under the Internal Revenue Code, and become subject to excise taxes, we will pay Dr. McGuire the amount of such excise taxes plus all federal, state, local, and excise taxes due on these excise tax payments.

Pursuant to his employment agreement, Dr. McGuire is subject to provisions prohibiting his solicitation of our employees and competition with the Company during the term of the agreement, for the period of the severance payments and for one year thereafter. Dr. McGuire can elect not to receive severance and certain gains on otherwise vested stock options and compete with the Company after one year. In addition, he is prohibited at all times from disclosing confidential information related to the Company.

Stephen J. Hemsley.     Mr. Hemsley entered into an employment agreement, effective October 13, 1999, to serve as President of the Company. The term of this agreement will continue until the termination of Mr. Hemsley’s employment.

Mr. Hemsley currently receives a salary of $1,000,000, with increases determined in the discretion of our Chief Executive Officer. Pursuant to the terms of his agreement, during each calendar year of the agreement, Mr. Hemsley receives a non-qualified stock option to purchase 600,000 shares of common stock with an exercise price equal to the fair market value on the date of grant. Accordingly, in 2004, we granted Mr. Hemsley an option to purchase 600,000 shares of our common stock at an exercise price of $59.40 per share. The stock option becomes exercisable as to 25% of the shares underlying the option on each of the first four anniversaries of the date of grant, subject to accelerated vesting if specified events occur. Under his employment agreement, Mr. Hemsley is also eligible to participate in our incentive bonus and stock plans and in our other employee benefit programs.

Under his employment agreement, the Company pays for a $2 million term life insurance policy owned by Mr. Hemsley and a supplemental long-term disability insurance policy that provides for salary continuation of $600,000 for five years (or until age 65, if earlier) in the event of disability. The life and disability insurance premiums paid on Mr. Hemsley’s behalf for 2004 are disclosed in the Summary Compensation Table. Mr. Hemsley also receives other benefits under the terms of his employment agreement, including a limited expense allowance, reimbursement for financial and tax planning services, security expenses, and personal use of the Company’s aircraft. The amounts of benefits paid in 2004 are included in the Summary Compensation Table.

In accordance with Mr. Hemsley’s supplemental executive retirement pay agreement, upon retirement, Mr. Hemsley will be entitled to a lump sum cash payment. The amount of this payment will be the actuarial equivalent of an annual lifetime payment that is equal to a percentage, based on his age at retirement, of his average salary and annual incentive award for the five years preceding his termination of employment. This percentage increases to a maximum of 55% if Mr. Hemsley retires at age 65. Had Mr. Hemsley retired at the end of 2004, his lump sum payment under the supplemental executive retirement pay agreement would have been approximately $7,862,000. Depending on the reason for Mr. Hemsley’s retirement, as outlined in his supplemental executive retirement pay agreement, he may be entitled to additional imputed years of age for purposes of calculating the benefit. If Mr. Hemsley dies while employed by the Company, his spouse will be entitled to receive his benefit. It is anticipated that Mr. Hemsley’s supplemental executive retirement pay agreement will need to be amended in 2005 in order to conform with recent changes in tax laws regarding deferred compensation.

Mr. Hemsley’s employment agreement provides severance benefits if Mr. Hemsley’s employment by the Company ends under certain circumstances. If his employment is terminated by the Company without cause or by Mr. Hemsley for good reason other than in connection with a change in control (as these terms are defined in the agreement), we will pay Mr. Hemsley two times his annual salary and annual incentive award over the 12 months following the termination of his employment, as well as outplacement services. If such termination is within one year (or two and one-half years, in the case where Dr. McGuire’s employment terminates) of a change in control, Mr. Hemsley will receive three times his annual salary and annual incentive award over the 12 months following the termination of his employment. If the termination is in connection with a change in control, any stock options granted to Mr. Hemsley will vest immediately and remain exercisable for a period of 36 months but not longer than the expiration date under the respective option. If the termination is not in connection with a change in control, the Committee will give consideration to the vesting of any unvested options and the period that the vested options remain exercisable after termination of Mr. Hemsley’s employment.

If Mr. Hemsley’s employment is terminated because of his death or permanent disability, we will pay him or his beneficiaries his salary and annual incentive award for a period of 12 months. In addition, he or his beneficiaries will receive the proceeds from his disability or life insurance policies, and his stock options will vest immediately and will remain exercisable for as long as 36 months following his death or permanent disability but not beyond the expiration date of the respective option.

In the event of any termination of Mr. Hemsley’s employment other than a termination for cause, we will continue to provide health insurance coverage for Mr. Hemsley and his spouse until age 65 and for his children until they reach the age of 25.

If Mr. Hemsley is terminated with cause (as defined in the agreement), any unvested options will expire immediately and the exercise period for any vested options will be determined by the terms of the particular stock option agreement.

If any payments or benefits paid to Mr. Hemsley under his employment agreement or his supplemental retirement benefit plan are deemed “parachute payments” under the Internal Revenue Code, and become subject to excise taxes, we will pay Mr. Hemsley the amount of such excise taxes plus all federal, state, local and excise taxes due on these excise tax payments.

Pursuant to the employment agreement, Mr. Hemsley is subject to provisions prohibiting his solicitation of our employees during the term of the agreement, for the period of the severance payments and for one year thereafter. Mr. Hemsley is also prevented from competing with the Company during the term of his employment and the period that severance payments are made to him under the employment agreement. In addition, he is prohibited at all times from disclosing confidential information related to the Company.

David J. Lubben, Robert J. Sheehy and David S. Wichmann.     Each of Messrs. Lubben, Sheehy and Wichmann entered into an employment agreement, effective October 1998, to serve as an executive officer of the Company. Each executive’s agreement remains in effect until terminated by either the Company or the executive under certain circumstances. Under their agreements, each of Messrs. Lubben, Sheehy and Wichmann is eligible to participate in our incentive bonus and stock plans and our other employee benefit plans.

Pursuant to their agreements, each of Messrs. Lubben, Sheehy, and Wichmann is entitled to receive severance compensation for a 12-month period if the executive’s employment is terminated by the Company without cause or in connection with a change in employment (as these terms are defined in their respective agreements). The severance compensation generally equals a multiple of the executive’s base salary plus bonus (as determined by their respective agreements), which multiple may be greater if the severance events described above occur within two years following a change in control (as such term is defined in their respective agreements). In connection with a change in control, if any payments or benefits paid to Messrs. Lubben or Sheehy under their respective employment agreements are deemed “parachute payments” under the Internal Revenue Code, and become subject to excise taxes, we will pay each executive the amount of such excise taxes plus all federal, state, local and excise taxes due on these excise tax payments. During the terms of their agreements and during certain periods of time following termination of the agreements, each executive is subject to confidentiality, non-solicitation and non-competition provisions.

Executive Savings Plan

Along with certain other management and highly compensated employees of the Company, executive officers are eligible to participate in our Executive Savings Plan, which is a nonqualified, unfunded deferred compensation plan. Under the plan, employees may generally defer up to 100% of their eligible cash compensation. Amounts deferred are credited to a bookkeeping account maintained for each participant, and are distributable upon the termination of the participant’s employment. Subject to certain additional rules set forth in the Executive Savings Plan, employees may elect whether distribution will be made in an immediate lump sum, in a series of five or ten annual installments, in a delayed lump sum following the fifth or tenth anniversary of the employee’s termination, or in pre-selected amounts and on pre-selected dates while the participant remains an employee of the Company. The Company provides a matching credit of up to 50% of amounts deferred at the time of each deferral, but this matching credit applies only to the first 6% of the employee’s base salary and annual incentive award deferrals, and does not apply to deferrals of long-term performance awards or other special incentive awards. Amounts deferred are credited with earnings from measuring investments selected by the employee from a collection of unaffiliated investment vehicles identified by the Company.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

The Board of Directors has delegated to the Compensation and Human Resources Committee the authority to conduct the annual evaluation of the performance of our Chief Executive Officer, and to make certain decisions with respect to the compensation of our Chief Executive Officer and other executive officers, as well as various aspects of other compensation and fringe benefit matters affecting all of our employees, including our executive officers. In addition, the Committee administers our stock-based incentive plans.

Throughout 2004, management of the Company advised the Board of Directors of various matters relating to best practices in corporate governance, including an independent review and understanding by the Committee of all components of executive compensation. In 2004, the Committee, with the full support and assistance of management of the Company, began a thorough review of the Company’s executive compensation practices. In connection with this review, in early 2005, the Committee retained an independent compensation consultant and outside counsel to assist it. The compensation consultant is providing the Committee with independent insights into executive compensation matters within the Company’s industry and among other companies of similar size, complexity and operating performance.

Compensation Policies for Executive Officers

We seek to attract, retain and motivate highly qualified executives who will contribute to the Company’s continued success. The Committee recognizes that the Company operates in a highly competitive industry and as such must compete for talent with other companies of similar size and complexity. Within the highly regulated and complex health care services industry itself, there is substantial demand for qualified, experienced executive personnel. In addition, numerous opportunities exist for seasoned executives in other complimentary industries. In the Committee’s opinion, compensation levels at companies of comparable size and complexity across all industries are competitive factors that must be considered in determining executive compensation. Our compensation program is designed to meet the following objectives:

•	Total compensation should emphasize the relationship between pay and performance by emphasizing compensation that is dependent upon successful achievement of specified corporate, business segment and individual goals;

•	Base salary, as a percentage of total potential compensation, should decrease as an executive’s responsibility increases;

•	A meaningful amount of pay for senior executives should be based on long-term performance of the Company, to align management’s interests with those of shareholders;

•	Total compensation opportunities should enhance the Company’s ability to attract, retain and develop exceptionally qualified and skilled executives, upon whom, in large part the Company’s success depends; and

•	When warranted by performance, total cash compensation earned by executives should equal or exceed amounts achievable in comparable positions in other industries.

The Company has entered into employment agreements with each of our executive officers. The material terms of the employment agreements are described above under “Executive Compensation – Executive Employment Agreements.” The Committee believes that by linking compensation levels to individual performance, these employment agreements advance the Company’s goals to retain and motivate exceptionally qualified and skilled executives.

Components of Compensation

Total compensation for executive officers is comprised of base salary, an annual cash incentive bonus, long-term cash incentive awards, equity awards, and other benefits.

Base salaries are established at levels competitive with those offered by other companies of similar size and operating complexity. Except for Dr. McGuire, whose salary is set by his employment agreement, executive officers’ base salaries are reviewed annually and increases are based on an executive’s personal contributions to corporate performance and increases in responsibilities.

A potentially more significant component of cash compensation for our executive officers consists of annual incentive awards earned and paid under our Executive Incentive Plan. The Executive Incentive Plan was approved by our shareholders in May 2002. Minimum corporate performance thresholds must be attained before any annual incentive awards are paid under the Executive Incentive Plan. The maximum annual incentive awards payable under the Executive Incentive Plan depend on the Company’s performance against objective performance goals established by the Committee at the beginning of each year. Under this plan, at the beginning of the year, the Committee assigns each eligible executive a target annual incentive award, expressed as a percentage of base salary. The annual incentive target is set at a higher percentage of salary for our more senior executive officers so that the percentage of potential total cash compensation subject to the Company’s results and to individual performance increases with seniority. The established targets are achievable only through strong performance from each of our executive officers and the Company. The Committee may reduce, but not increase, the annual incentive award payable to any plan participant based on a discretionary assessment of such financial and individual performance factors it deems appropriate. These factors may include performance against financial and non-financial objectives, such as revenue growth, operating income, quality, compliance, corporate integrity, strategic initiatives, and other factors. Formal weightings are not assigned to these performance factors. Although a number of annual incentive targets were met, and the Company had a very strong performance in 2004, the Committee determined that not all goals were exceeded by all business units. Accordingly, bonus compensation for many executives did not increase, and in some instances decreased, over levels received in 2003. The annual incentive award amounts payable for 2004 performance of the named executive officers that the Committee approved in February 2005 are listed in the Summary Compensation Table.

Some of our executive officers, including all of the executive officers named in the Summary Compensation Table, are also eligible to receive long-term performance awards under the Executive Incentive Plan. These awards are intended to link our senior executives’ compensation with the long-term performance of the Company over a three-year period and provide incentives for our most senior executives to sustain superior levels of overall performance. The Committee identifies participants and establishes objective performance goals and target and maximum performance awards at the beginning of each performance period. Minimum corporate performance thresholds must be attained before any performance awards are paid under the Executive Incentive Plan. The Committee will determine whether or not the performance objectives have been achieved at the end of each performance period. The Committee may reduce, but not increase, the performance award otherwise payable to any plan participant based on a discretionary assessment of such financial and individual performance factors as it determines to be appropriate. In February 2005, the Committee reviewed and discussed the performance of the Company over the three-year performance period from 2002 through 2004 in relation to the performance thresholds previously adopted by the Committee for performance awards to be granted under the Executive Incentive Plan. The Committee noted that the performance thresholds had been met and that the Company had demonstrated strong performance over the performance period. The performance award payments approved by the Committee for the named executive officers are listed in the Summary Compensation Table.

The Committee believes that stock ownership programs, including stock option, restricted stock grant, stock purchase and other similar programs are other valuable tools to provide executive officers with long-term interest in the Company’s performance. The Committee believes that these programs contribute to employee productivity and loyalty. We have continuously encouraged the alignment of employee and shareholder interests through equity-based incentive programs.

Equity-based awards are granted to our executive officers under the UnitedHealth Group 2002 Stock Incentive Plan. Historically, the Committee has utilized executive stock options because a holder of an option benefits only if the Company’s stock price increases after the date of grant. Options generally become exercisable in 25% increments on each of the first four anniversaries of the date of grant, subject to certain conditions. In determining the number of option shares to be granted to each executive officer, the Committee considers various factors, including the executive’s responsibilities and potential for directly contributing to the Company’s performance, the executive’s base salary amount, and the total number of option shares previously granted to the executive, as well as, with respect to Dr. McGuire and Mr. Hemsley, the terms of the executive’s employment agreement. The option grants awarded to the named executive officers in 2004 are listed in the Summary Compensation Table.

In addition to cash and stock compensation, we make available to our executive officers a broad range of benefit programs, which also are available to employees generally, including an employee stock purchase program, life and disability insurance, a 401(k) savings plan, and other benefit programs. Our executive officers may also receive benefits not generally available to other employees, such as limited reimbursement for financial planning expenses. Dr. McGuire and Mr. Hemsley receive additional benefits under their employment agreements and under the authorization of the Committee, including Company-paid life and disability insurance premiums, a limited expense allowance, reimbursement for financial planning services, payment of security expenses, and personal use of Company-provided transportation. The Board of Directors has required Dr. McGuire and Mr. Hemsley to use Company-provided transportation whenever practical for security purposes. In March 2005, the Committee reviewed the benefits granted to Dr. McGuire and Mr. Hemsley, and in the context of their total compensation did not believe that changes should be made to their benefits. Amounts paid to the named executive officers pursuant to the Company’s benefit programs in 2004 are listed in the Summary Compensation Table except to the extent disclosure is not required by the proxy rules.

Chief Executive Officer

The Committee believes it is important to determine Dr. McGuire’s total compensation package in accordance with the Company’s overall compensation philosophy described above, taking into account factors such as outstanding Company and individual performance, and competitive compensation levels at other companies of similar size and complexity. The Committee determines Dr. McGuire’s compensation consistent with these principles and by the terms of his employment agreement with the Company. The vast majority of Dr. McGuire’s cash compensation is dependent on overall Company performance. In 2004, with the support of Dr. McGuire, the Committee began a thorough review of Dr. McGuire’s total compensation. Although many of the elements of Dr. McGuire’s compensation are fixed under his employment agreement, the Committee evaluated Dr. McGuire’s total compensation package for 2004, and noted outstanding Company performance in 2004 compared to other comparable companies, as well as outstanding Company performance over the 14-year period in which Dr. McGuire has served as Chief Executive Officer. From 1991 until 2004, the Committee noted that the Company’s stock price outperformed substantially all of the companies included in the current S&P 500 index that have public stock price histories from the time Dr. McGuire became Chief Executive Officer. The Committee also noted that over a five-year period the Company substantially outperformed the S&P 500 index, as well as the weighted average returns of companies included in the Company’s peer group and a selected group of Fortune 50 largest companies in the U.S., as more fully described under “Performance Graphs.” Beyond the Company’s outstanding market performance, the Committee noted that during the period in which Dr. McGuire has served as Chief Executive Officer, the Company has brought health care services to approximately 55 million Americans, and has effectively used its leadership position to advocate and help advance the use of evidence-based medicine, to improve clinical quality and health service delivery, and to facilitate health care access for the non-insured. The Committee also noted that many independent sources have included Dr. McGuire among the best Chief Executive Officers in America, regardless of industry.

Dr. McGuire’s 2004 base salary of $2,100,000 is required by the terms of his employment agreement. Dr. McGuire’s employment agreement provides for an annual incentive award target of 150% of his base salary (assuming performance thresholds established by the Committee are met), which the Committee has determined to be an appropriate target amount that furthers the goal of linking a significant portion of Dr. McGuire’s cash compensation to performance. The Committee determined that the 2004 performance thresholds previously established by the Committee had been achieved; and, in recognition of Dr. McGuire’s performance in 2004, the Committee granted him a $5,550,000 annual incentive award in accordance with the terms of the Executive Incentive Plan. In determining the amount of this award, in addition to considering the marketplace generally and established incentive compensation levels for corporate executive positions, the Committee considered the Company’s continued outstanding performance over the past several years, and specifically, the Company’s performance in 2004 in relation to established goals, and compared that performance to prior years’ results. The Committee noted that the Company exceeded the performance objectives established by the Committee at the beginning of 2004. The Committee also identified a number of significant operational and other achievements in 2004, including record revenues of $37.2 billion, earnings from operations of $4.1 billion, net earnings of $2.6 billion, cash flows generated from operating activities of $4.1 billion, a return on shareholders’ equity of 31%, and a recent record of 21 successive quarters with year-over-year earnings per share growth of 30% or better. This performance was reflected in an increase in our stock price of approximately 51% during 2004 as compared to an increase in the S&P 500 Index of 9%. The Committee also considered several successful acquisitions in 2004, including the acquisitions of Oxford Health Plans, Inc., Mid Atlantic Medical Service, Inc. and Definity Health Corporation, and the ongoing development of management teams and new platforms for growth. The Committee determined that our strong performance in 2004 resulted in significant part from Dr. McGuire’s leadership, and concluded that an award of $5,550,000 to Dr. McGuire, in excess of the target required by Dr. McGuire’s employment agreement, was an appropriate incentive amount.

The Committee believes it is also important to link a significant portion of Dr. McGuire’s compensation to long-term performance of the Company. The Committee determined that the performance thresholds previously established by the Committee for the 2002-2004 performance period had been achieved; and, accordingly, approved payment to Dr. McGuire of a $1,897,000 long- term performance award under the Executive Incentive Plan. In determining the amount of this award, the Committee considered Company performance from 2002 to 2004 and identified a number of key achievements. The Committee noted that from 2002 through 2004, revenues increased 49%, earnings from operations increased 88%, net earnings increased 91%, cash flows generated from operating activities increased 71%, diluted net earnings per share increased 85%, and our stock price increased 149%, compared to a 6% increase in the S&P 500 Index. During this period, the Committee noted that the Company made significant operational improvements and positioned itself for future profitable growth. The Committee agreed that Dr. McGuire’s leadership was a critical factor in the Company’s accomplishments during this period, and accordingly determined that a $1,897,000 performance award payment was appropriate.

As part of his overall compensation package, Dr. McGuire is entitled to receive annually a grant of stock options to purchase at least 1,300,000 shares. Pursuant to the terms of his employment agreement, in 2004 the Company granted Dr. McGuire an option to purchase 1,300,000 shares of common stock at an exercise price of $59.40 per share, which was the fair market value of the stock on the grant date. This option becomes exercisable as to 25% of the shares underlying the option over a four-year period, beginning on January 1, 2005, subject to accelerated vesting if specified events occur.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to each of the Company’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company’s 2002 Stock Incentive Plan and the Executive Incentive Plan are structured in a manner that we believe complies with the statute’s requirements. Accordingly, the Company generally does not expect compensation associated with stock options, stock appreciation rights or performance awards issued under the 2002 Stock Incentive Plan, or compensation paid under the Executive Incentive Plan, to be subject to the deduction limit. The Company does not expect to take any further action with respect to its compensation programs in order to avoid paying compensation for which the Company would lose the corresponding tax deduction. In the past, the Company has from time to time issued stock option grants under prior stock option plans, which for various reasons will not qualify as “performance based compensation” under Section 162(m) of the Code. The Company does not expect the deduction limitation with respect to such option grants to have a material effect on its operations or financial condition.

Conclusion

We believe that the design of the Company’s compensation plans successfully motivates the Company’s executives. The Committee has determined that the Company’s compensation packages are appropriate, emphasizing pay for performance, serving to attract, retain and motivate highly qualified individuals, and ensuring an alliance between the interests of the Company and its shareholders.

SUBMITTED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

James A. Johnson (Chair)

Mary O. Mundinger, Ph.D.

William G. Spears

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Mr. William C. Ballard, Jr. is Of Counsel to the law firm of Greenebaum Doll & McDonald PLLC. In 2004, this law firm performed legal services for the Company totaling approximately $40,000. As of June 2004, Greenebaum, Doll & McDonald had concluded its representation of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2004, Messrs. Spears and Johnson and Dr. Mundinger served on the Compensation and Human Resources Committee of our Board of Directors. None of these persons has ever been an officer or employee of the Company or any of our subsidiaries. During 2004, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board of Directors or any committee thereof. However, Richard H. Anderson, Chief Executive Officer, Ingenix, who joined our Company in November 2004 and became an executive officer in January 2005, serves as a member of the compensation committee of Medtronic, Inc., a company of which one of our directors, Robert L. Ryan, is an executive officer. Mr. Ryan has publicly announced his retirement from Medtronic, Inc. effective April 29, 2005.

PERFORMANCE GRAPHS

The following two performance graphs compare the Company’s total return to shareholders with indexes of other specified companies and the S&P 500 Index. The first graph compares our cumulative total return to shareholders with an index of certain Fortune 50 companies (the “Fortune 50 Group”) and the S&P 500 Index. The second graph compares our cumulative total return to shareholders with the S&P 500 Index, an index of a group of peer companies selected by us for the five-year period ended December 31, 2004, and an index of the peer group which we used in our 2004 proxy statement. The Company is not included in either the Fortune 50 Group index in the first graph or the peer group indexes in the second graph. In calculating the cumulative total shareholder return of the indexes, the shareholder returns of the Fortune 50 Group companies in the first graph and the peer group companies in the second graph are weighted according to the stock market capitalizations of the companies at January 1 of each year. The comparisons assume the investment of $100 on December 31,1999 in Company common stock and in each index and that dividends were reinvested when paid.

Fortune 50 Group

The Fortune 50 Group consists of the following companies: American International Group, Berkshire Hathaway, Cardinal Health, Citigroup, General Electric, International Business Machines, and Johnson & Johnson. Although there are differences in terms of size and industry, like UnitedHealth Group, all of these companies are large multi-segment companies using a well-defined operating model in one or more broad sectors of the economy. These companies have also distinguished themselves by the consistency of their growth and performance, in many cases over multiple decades.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

Peer Group

The companies included in our current peer group are Aetna, Inc., Cigna Corp., Coventry Health Care Inc., First Health Group Corporation, Humana Inc., PacifiCare Health Systems, Inc., WellChoice Inc., and WellPoint, Inc. In accordance with SEC rules, for comparative purposes, we have included the peer group which we included in our 2004 proxy statement, which includes Aetna, Inc., Cigna Corp., First Health Group Corporation, Humana, Inc., PacifiCare Health Systems, Inc., and WellPoint Health Networks, Inc. (also included in our former peer group were Oxford Health Plans, which we acquired in 2004, and Anthem, Inc., which merged into WellPoint Health Networks, and was renamed WellPoint, Inc., in 2004). We have added Coventry Health Care to our current peer group as a result of its acquisition of First Health Group in January 2005. Further, as a result of our acquisition of Oxford Health Plans, we have added WellChoice, a competitor of Oxford, to our current peer group. We believe that the current peer group more accurately reflects our peers in the health care industry.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is comprised of three non-employee directors. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the listing standards of the New York Stock Exchange and rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as Appendix A.

Management is responsible for the Company’s internal controls and the financial reporting process. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles, and auditing management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has discussed and reviewed with both management and Deloitte & Touche management’s annual report on the Company’s internal control over financial reporting and Deloitte & Touche’s attestation. The Audit Committee also discussed with management and Deloitte & Touche, the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission and the process used to support management’s annual report on the Company’s internal controls over financial reporting.

Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm in separate sessions. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) and Rule 2-07 of Regulation S-X. Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm the accounting firm’s independence. In considering the independence of the independent registered public accounting firm, the Audit Committee took into consideration whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

Based upon the Audit Committee’s review of the financial statements, independent discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2004 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC.

Members of the Audit Committee

William C. Ballard, Jr., Chair

Thomas H. Kean

Douglas W. Leatherdale

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Disclosure of Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees billed to the Company for the fiscal year ended December 31, 2004 represent fees billed by the Company’s principal independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting. The Audit Committee pre-approved the audit and non-audit services provided in fiscal year 2004 by Deloitte & Touche, as reflected in the table below.

Fee Category	Fiscal Year Ended
	2004	2003
Audit Fees (a)	$14,398,000	$6,853,000
Audit-Related Fees (b)	2,972,000	2,035,000

Total Audit and Audit-Related Fees	17,370,000	8,888,000
Tax Fees (c)	585,000	860,000
All Other Fees (d)	112,000	776,000

Total	$18,067,000	$10,524,000

(a)	The increase in audit fees from 2003 to 2004 resulted primarily from the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Audit-Related Fees include benefit plan and other required audits, certain AICPA agreed upon procedures, internal control assessments, and due diligence services.

(c)	Tax Fees include tax compliance, planning and support services.

(d)	All Other Fees include allowable actuarial reviews, security systems assistance, risk management support, and contract analysis and review assistance services, including $0 and $711,000 of fees for services provided by Deloitte Consulting for the years ended December 31, 2004 and December 31, 2003, respectively.

The Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of non-audit services provided by Deloitte & Touche LLP and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

The Audit and Non-Audit Services Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Services Approval Policy (the “Policy”) outlining the scope of services that Deloitte & Touche LLP may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining Deloitte & Touche to perform audit, audit-related, tax, and other services. In addition to providing detailed descriptions of the specific types of services which may be provided under these four categories, the Policy also specifies certain non-audit services that may not be performed by Deloitte & Touche under any circumstances.

Pursuant to the Policy, the Audit Committee has pre-approved for each service sub-category a fee threshold under which all services are deemed pre-approved for 2004 and 2005. Additional specific pre-approval is required from the Audit Committee to exceed these pre-approved dollar amounts, for proposed new individual projects exceeding specified dollar thresholds, or to add new specific service sub-categories. The services provided by our independent registered public accounting firm and related fees are discussed with the Audit Committee at each regular meeting, and the Policy is evaluated and updated periodically by the Audit Committee.

Ratification of Independent Registered Public Accounting Firm

The Audit Committee has reappointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005. The Board of Directors has proposed that the shareholders ratify this appointment at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders. If our shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee is not obligated to appoint another independent registered public accounting firm, but will reconsider the appointment. The Audit Committee evaluates, at least every three years, whether there should be a rotation of the Company’s independent registered public accounting firm.

The Board of Directors recommends that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005. Proxies will be voted FOR ratifying this selection unless you specify otherwise.

COMPANY RESPONSE TO 2004 SHAREHOLDER PROPOSAL

In 2004, a majority of the Company’s shareholders approved a shareholder proposal recommending that the Company adopt stock option expensing. The Board, including in particular, the Audit Committee and the Compensation and Human Resources Committee, discussed in detail at their meetings the developments surrounding FASB rules on option expensing and the advantages and disadvantages of changing the Company’s accounting practices. The Board has determined that the Company will change its method of option accounting concurrent with the proposed effective date of implementation of the new FASB option accounting rules, which is currently for quarters after July 1, 2005.

SHAREHOLDER PROPOSAL CONCERNING PERFORMANCE-VESTING SHARES

We have been informed that the American Federation of Labor and Congress of Industrial Organizations (the “AFL-CIO”), 815 Sixteenth Street, N.W., Washington, D.C. 20006, a beneficial holder of 400 shares of common stock, intends to introduce at the Annual Meeting the following resolution. In accordance with SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

“RESOLVED, that the shareholders of UnitedHealth Group Inc. (the “Company”) urge the Board of Directors to adopt a policy that a significant portion of future equity compensation grants to senior executives shall be shares of stock that require the achievement of performance goals as a prerequisite to vesting (“performance-vesting shares”).”

The proponent has furnished the following statement:

“We believe that our Company’s compensation policies should encourage the ownership of stock by senior executives in order to align their interests with those of shareholders. To achieve this goal, we favor granting senior executives actual shares of stock for meeting specified performance goals. In our opinion, performance-vesting shares are a better form of equity compensation than fixed-price stock options or time-vesting restricted stock.

Fixed-price stock option grants provide senior executives with incentives that may not be in the best interests of long-term shareholders. In our view, stock option grants promise executives all the benefit of share price increases with none of the risk of share price declines. Stock options can reward short-term decision-making because many executives’ options can be exercised just one year after the grant date. Furthermore, we believe that stock options can create a strong incentive to manipulate a company’s stock price through questionable or even fraudulent accounting.

Leading investors and regulators have questioned the use of stock options to compensate executives. Berkshire Hathaway CEO Warren Buffet has characterized fixed-price stock options as ‘really a royalty on the passage of time.’ Federal Reserve Chairman Alan Greenspan blamed poorly-structured options for the ‘infectious greed’ of the 1990s, because ‘they failed to properly align the long-term interests of shareholders and managers.’

Similarly, we oppose granting executives time-vesting restricted stock that does not include any performance requirements. In our view, time-vesting restricted stock rewards tenure, not performance. Instead, we believe vesting requirements should be tailored to measure each individual executive’s performance through disclosed benchmarks, in addition to the Company’s share price. To align their incentives with those of long-term shareholders, we also believe that senior executives should be required to hold a significant portion of these performance-vesting shares for as long as they remain executives of the Company.

Executive compensation consultant Pearl Meyer has said ‘if a company is going to issue restricted stock grants as a way of making sure executives are owners rather than optionees, the grant should be earned on a performance basis – it shouldn’t be just a giveaway.’ Former SEC Chairman Richard Breeden has stated that ‘there is not a strong reason for granting restricted stock rather than simply paying cash unless there are performance hurdles to vesting.’”

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

The Board of Directors has carefully considered the proposal submitted by the American Federation of Labor and Congress of Industrial Organizations. While the Board strongly supports the concept of performance-based compensation arrangements, the Board believes that adoption of this proposal is not necessary and is not in the best interests of UnitedHealth Group and its shareholders at this time because UnitedHealth Group’s compensation programs already include a high level of pay-for-performance, historically accomplished through a combination of fixed price stock options and a greater emphasis on at-risk, performance-based cash incentive compensation.

A similar proposal was considered by UnitedHealth Group’s shareholders at their 2004 annual meeting, and a majority of shareholders declined to support the proposal. The Board of Directors believes that the proposal should be declined this year for many of the same reasons set forth in the opposition statement of UnitedHealth Group’s management in its last proxy statement.

UnitedHealth Group believes strongly in linking employee compensation to Company performance. Our philosophy is to pay higher-than-market average total compensation over periods of sustained excellent performance. Both the cash compensation and number of stock options granted to our executives are based on performance. In addition, the stock options awarded to executives are inherently performance-based, because a holder of the options receives no benefit unless the Company’s stock price increases over a multi-year period after the date of the stock option grant. The Board of Directors believes that the current use of stock options as one portion of this overall compensation program achieves the alignment of the interests of UnitedHealth Group’s senior executives with the interests of its shareholders. UnitedHealth Group’s Compensation and Human Resources Committee (which is composed solely of independent non-management directors) authorizes grants of stock options under the UnitedHealth Group Incorporated 2002 Stock Incentive Plan. In determining the number of option shares to be granted to each executive officer, the committee considers a variety of performance goals, including the executive’s responsibilities and potential for directly contributing to the Company’s performance. The committee also considers the number of options previously granted to the executive. The Board of Directors believes that the proposal calls for a compensation policy which the Board believes fails to take into account that UnitedHealth Group’s compensation policies currently contain substantial performance-based components.

The Board of Directors believes that the Compensation and Human Resources Committee should retain the flexibility to make compensation awards based on a review of all relevant information in order to attract and retain talented executives in today’s highly competitive market. The Compensation and Human Resources Committee is responsible for ensuring that UnitedHealth Group’s executives are compensated in a manner that both furthers UnitedHealth Group’s business strategies and aligns their interests with those of the shareholders. Accordingly, the Compensation and Human Resources Committee and management have structured UnitedHealth Group’s compensation programs so that a significant portion of executives’ total compensation is at risk, tied both to annual and long-term financial performance of UnitedHealth Group as well as to the creation of value for its shareholders. The Compensation and Human Resources Committee believes that UnitedHealth Group’s executive compensation programs and policies are properly designed to retain and motivate UnitedHealth Group’s executives, and to align their interests with the interests of shareholders.

The Board of Directors, through its Compensation and Human Resources Committee, periodically reassesses and reevaluates its compensation policies. It is not opposed to performance-based elements of long-term compensation and will continue to emphasize pay-for-performance philosophies in its overall compensation composition. Nevertheless, the Board of Directors believes that it is to the benefit of UnitedHealth Group to retain flexibility with respect to executive compensation rather than to commit to a particular proposal, the specifics of which it believes are less than optimal. The Board of Directors also believes that the proposal could potentially undermine the long-term interests of the shareholders by adversely affecting UnitedHealth Group’s ability to attract and retain the most talented executives necessary to manage its business.

The Board of Directors recommends that you vote AGAINST the proposal that a significant portion of future equity compensation grants to senior executives be in the form of performance-vesting shares. Proxies will be voted AGAINST the proposal unless you specify otherwise.

SHAREHOLDER PROPOSAL CONCERNING PERFORMANCE-BASED OPTIONS

We have been informed that the United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue, N.W., Washington, D.C. 20001, a beneficial holder of 10,700 shares of common stock, intends to introduce at the Annual Meeting the following resolution. In accordance with SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

“Resolved: That the shareholders of UnitedHealth Group Inc. (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.”

The proponent has furnished the following statement:

“As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-price options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all to often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.”

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

The Board of Directors has carefully considered the proposal submitted by the United Brotherhood of Carpenters and Joiners of America. This proposal is similar to the proposal offered by the AFL-CIO described above. Accordingly, this proposal is also similar to a proposal that was considered by UnitedHealth Group’s shareholders at its 2004 annual meeting, which a majority of shareholders declined to support. As discussed above, while the Board strongly supports the concept of performance-based compensation arrangements, the Board believes that because the Company’s compensation programs are already substantially performance-based, the adoption of this proposal is not necessary and is not in the best interests of UnitedHealth Group and its shareholders at this time for all of the reasons indicated above as well as the following additional reasons:

•	With indexed options, benefits are paid simply as a result of outperforming the index even if UnitedHealth Group’s stock price declines; and

•	Fixed price stock options are directly aligned with the interests of shareholders.

Accordingly, the Board of Directors believes that this proposal should be declined for these reasons as well as the reasons indicated in the opposition statement to the AFL-CIO proposal above.

The Board of Directors recommends that you vote AGAINST the proposal that a significant portion of future stock option grants to senior executives be in the form of performance-based stock options. Proxies will be voted AGAINST the proposal unless you specify otherwise.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

In order to be eligible for inclusion in our proxy statement for our 2006 Annual Meeting of Shareholders or to be considered at that meeting, shareholder proposals must be received, in writing, at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Corporate Secretary, not later than December 8, 2005. Shareholder proposals must be in the form provided in our bylaws.

If we do not receive a shareholder proposal by the deadline described above, the proposal will be excluded from inclusion in the proxy statement and from consideration at the 2006 Annual Meeting. This advance notice requirement supersedes the statutory notice period in Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority with respect to such shareholder business.

OTHER MATTERS

In accordance with the requirements of advance notice described in our bylaws, no shareholder proposals other than those included in this proxy statement will be presented at the 2005 Annual Meeting. We know of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the shareholders, other than those referred to in this proxy statement, should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy according to their individual judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

David J. Lubben

Secretary

Dated: April 7, 2005

APPENDIX A

UNITEDHEALTH GROUP

BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER

(as amended, February 1, 2005)

Introduction and Purpose

UnitedHealth Group Incorporated (the “Company”) is a publicly-held company and operates in a complex, dynamic, highly competitive, and regulated environment. In order to assure the kind of informed decision making beneficial to the Company, much of the Board of Director’s oversight occurs through its standing committees, such as the Audit Committee (the “Committee”). The primary purpose of the Committee is (a) to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements (a responsibility which the Committee shares with the Compliance and Government Affairs Committee), (iii) the performance, qualifications and independence of the Company’s independent outside auditor, and (iv) the performance of the Company’s General Auditor and outsourced internal audit function, and (b) to prepare the report required by the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

The Committee’s job is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the independent outside auditor is responsible for auditing the annual financial statements and reviewing the quarterly financial statements. The Committee recognizes that financial management (including the General Auditor and outsourced internal auditing function), as well as the independent outside auditor, have more direct knowledge and detailed information about the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent outside auditor’s work.

Composition

The Committee shall be comprised of three or more directors, each of whom the Board has determined meets the independence and experience requirements of the New York Stock Exchange (“NYSE”) and the SEC. The Board shall determine whether any member of the Committee is an “audit committee financial expert” as defined by SEC rules. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to serve effectively on the Committee, and discloses this determination in the Company’s annual proxy statement. No member of the Committee may receive, directly or indirectly, any compensation from the Company other than (i) director’s fees, which may be received in cash, common stock, equity-based awards or other in-kind consideration ordinarily available to directors; (ii) a pension or other deferred compensation for prior service that is not contingent on continued service; and (iii) any other regular benefits that other directors receive.

The members of the Committee are appointed by the Board at the annual organizational meeting of the Board and serve until their successors are duly appointed or until their retirement, resignation, death or removal by the Board. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

Meetings

The Committee shall meet at least quarterly, or more frequently as circumstances dictate. To the extent practicable, each of the Committee members shall attend each of the regularly scheduled meetings in person. As part of its job to foster open communication, time shall be periodically set aside at meetings for the Committee to meet with management, the independent outside auditor and the General Auditor and the outsourced internal audit function in separate sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Committee may ask members of management or others to attend the meetings and provide pertinent information, as necessary.

A majority of the Committee members currently holding office constitutes a quorum for the transaction of business. The Committee shall take action by the affirmative vote of a majority of the Committee members present at a duly held meeting.

Responsibilities and Duties

The Committee shall be subject to the following principles and shall undertake the following responsibilities and duties.

Documents/Reports Review

•	Meet to review and discuss with management and the independent outside auditor the Company’s annual and quarterly financial statements, including reviewing the Company’s specific disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	Review the Company’s Annual Report to Shareholders, Annual Report on Form 10-K and Proxy Statement prior to filing.

•	Discuss with management earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. Discussion of earnings releases as well as financial information and earnings guidance may be done generally (i.e., discussions of the types of information to be disclosed and the type of presentation to be made).

•	Discuss significant findings and recommendations of the Company’s independent outside auditor and the Company’s General Auditor and outsourced internal auditors, together with management’s responses.

Independent Outside Auditor

•	Make all decisions relating to the selection, evaluation, retention and replacement of the Company’s independent outside auditor, and approve all fees and other terms of the

Company’s independent outside auditor. On an annual basis, the Committee shall receive from the independent outside auditor and review a report describing: the auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor, and any steps taken to deal with any such issues; and, to assess the auditor’s independence, all relationships between the auditor and the Company. The Committee is responsible for actively engaging in a dialogue with the independent outside auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the independent outside auditor. The independent outside auditor shall report directly to the Committee.

•	Pre-approve, or adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the independent outside auditor, and consider whether the auditor’s provision of non-audit services to the Company is compatible with maintaining the independence of the independent outside auditor.

•	Review and evaluate the performance, qualifications and independence of the Company’s independent outside auditor, taking into account the opinions of management, the General Auditor and the outsourced internal audit function.

•	Review and evaluate the qualifications, performance and independence of the lead partner of the independent auditor, discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner; and, at least every three years, evaluate whether there should be a rotation of the audit firm itself.

•	Review the prior year’s audit fee and the current year’s fee estimate.

•	Periodically consult with the Company’s independent outside auditor, outside of the presence of management, about the auditor’s judgments about the quality, and not just the acceptability, of the Company’s accounting principles as applied to its financial reporting, and the Company’s internal controls and the fullness and accuracy of the Company’s financial statements.

•	Obtain from the independent outside auditor in connection with any audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent outside auditor, and any material written communications between the independent outside auditor and management, such as any “management” letter or schedule of unadjusted differences.

Financial Reporting Processes

•	In consultation with the Company’s independent outside auditor, the General Auditor, the Business Risk Management Group and outsourced internal auditors, consider the integrity of the Company’s financial reporting processes, both internal and external.

•	Discuss with management, the independent outside auditor, the General Auditor and the outsourced internal audit function, as appropriate: (a) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent outside auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (d) the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information).

Process Analysis and Review

•	Establish regular and separate systems of reporting to the Committee by each of management and the independent outside auditor regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

•	Discuss the scope of the annual audit plans for both the outsourced internal auditors and the independent outside auditor.

•	Discuss with the independent outside auditor any audit problems or difficulties and management’s responses, any difficulties the auditor encountered during the course of the audit work, including any restrictions on the scope of the auditor’s activities or on access to requested information, and any significant disagreements with management. The discussions with the independent outside auditor should address, to the extent applicable, any accounting adjustments that were noted or proposed by the independent outside auditor but were “passed” (as immaterial or otherwise), any communications between the audit team and its national office with respect to auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the independent outside auditor to the Company.

•	Discuss any significant disagreement between management and the independent outside auditor in connection with the preparation of the financial statements, and resolve any disagreements between management and the independent outside auditor regarding financial reporting.

•	Consider with the Company’s independent outside auditor, the Business Risk Management Group, the General Auditor, the Company’s outsourced internal audit function and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

•	Inquire of the Company’s Chief Executive Officer and Chief Financial Officer as to the existence of any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

Other Activities

•	Consider any tax issues and/or legal and regulatory matters brought to the attention of the Committee that may have a material impact on the financial statements and related reserve positions.

•	Discuss regularly with the Company’s General Auditor, Business Risk Management Group and the independent outside auditor the outsourced internal audit budget and staffing, including responsibilities, organizational structure, auditor qualifications, and quality assurance reviews.

•	Review and concur in the appointment, replacement, reassignment, or dismissal of the Company’s outsourced internal audit vendor(s).

•	Review with management the system the Company has in place to ensure that the Company’s financial statements, reports, and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

•	Discuss with management, including the Business Risk Management Group, significant business/financial risks and exposures and the Company’s guidelines and policies for assessing and managing these risks and exposures.

•	Establish policies governing the hiring by the Company of any current or former employee of the Company’s independent outside auditor.

•	Discuss and evaluate with management the Company’s investment policy.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

•	Prepare the report required by SEC rules to be included in the Company’s annual proxy statement.

•	Report regularly to the Board on Committee actions and any significant issues considered by the Committee.

•	Perform such other functions as assigned by law, the Company’s Articles of Incorporation or Bylaws, or the Board.

Delegation

The Committee may, in its discretion, form and delegate authority to subcommittees when appropriate and to the extent permitted by the listing standards of the NYSE. The Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditor, provided that any such approvals are presented to the Committee at its next scheduled meeting. Any member of the Audit Committee is authorized to meet (in person or by telephone) with the Company’s independent outside auditor in connection with the independent outside auditor’s required communications with the Audit Committee prior to issuance of its consent to the Company’s filings with the Securities and Exchange Commission; provided, however, that such Committee member provides an update of such meeting with the independent auditor to the full Audit Committee at its next regularly scheduled meeting.

Performance Evaluation

The Committee shall conduct an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also include a review of the adequacy of this charter and shall recommend to the Board any revisions to this charter deemed necessary or desirable, although the Board shall have the sole authority to amend this charter. The performance evaluation shall be conducted in such manner as the Committee deems appropriate.

Resources and Authority of the Committee

The Committee shall have the resources (including funding) and authority appropriate to discharge its duties and responsibilities, including conducting investigations into any matters within the Committee’s scope of responsibilities, the selection, retention, termination and approval of fees and other retention terms of special counsel, accountants, or other experts or consultants, as it deems necessary or appropriate, and funding for ordinary administrative expenses of the Committee, without seeking approval of the Board or management.

APPENDIX B

UNITEDHEALTH GROUP

BOARD OF DIRECTORS

CATEGORICAL STANDARDS OF INDEPENDENCE

Material Relationships

A director will be deemed to have a material relationship with the Company for purposes of the NYSE Standards if any of the following applies:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member (“Immediate family member” includes the director’s spouse, parents, children, siblings, mothers-, fathers-, sons, daughters-, brothers- and sisters-in-law, and anyone other than domestic employees who shares the director’s home) is, or has been within the last three years, an executive officer (as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934) of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not in any way contingent on continued service).

•	(a) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is currently an employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property and services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

Relationships That Are Not Material

The relationships set forth below shall be deemed not to be material relationships for purposes of the NYSE Standards. The fact that a particular relationship does not fall within any of the following categories shall not create a presumption that the relationship is a material relationship.

•	The Company or an executive officer of the Company making payments to a charitable organization of which the director is currently a director, trustee or executive officer, if such payments did not exceed the greater of $1 million or 2% of the charity’s consolidated gross revenues, in any of the past three fiscal years.

B-1

•	A transaction in which the director’s interest arises solely from the director’s position as a director or advisory director (or similar position) of another corporation or organization that is a party to the transaction.

•	A transaction in which the director’s interest results solely from the director’s ownership of an equity or limited partnership interest in the other party to the transaction, so long as the aggregate ownership of all directors, director nominees, executive officers and 5% shareholders of the Company (together with their immediate family members) does not exceed 10% of the equity or partnership interests in that other party.

•	A relationship in which the director’s interest results solely from the director’s status as an executive officer or 10% or greater owner of a company that has made payments to, or received payments from, the Company in an amount that is not in excess of the greater of $1 million or 2% of the other entity’s consolidated gross revenues in any of the past three fiscal years.

•	A relationship arising solely from the director’s status as an executive officer or 10% or greater owner of a business or professional entity to which the Company was indebted at the end of the Company’s last full fiscal year in an aggregate amount not in excess of 5% of the Company’s total consolidated assets.

•	A director being an executive officer or a partner of a business or professional entity to which the Company’s executive officers in the aggregate made during the Company’s last fiscal year, or propose to make in its current fiscal year, payments not in excess of the greater of $1 million or 2% of the consolidated gross revenues of such business or professional entity.

•	The director or an organization of which the director is an executive officer or in a similar position purchasing health care services from the Company on terms no more favorable to the director or such organization than those customarily offered to similarly-situated persons who are not directors or executive officers of the Company.

•	Ownership by the director of equity or other securities of the Company, as long as the director is not the beneficial owner, directly or indirectly, of more than 10% of any class of the Company’s equity securities.

•	The receipt by the director of compensation for service as a member of the Board of Directors or any committee thereof, including regular benefits received by other outside directors.

•	Any other relationship or transaction that is not listed above and in which the amount involved does not exceed $60,000.

•	Any immediate family member of the director having any of the above relationships.

•	Any relationship between the Company and a non-immediate family member of the director.

B-2

UNITEDHEALTH GROUP INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 3, 2005

10:00 a.m. CST

                        UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota

If you consented to access your proxy information electronically, or if you are a current employee of UnitedHealth Group and hold UnitedHealth Group shares in a 401(k) Savings Plan or Employee Stock Purchase Plan account, you may view the documents related to the 2005 Annual Meeting of Shareholders at the following websites:

2004 Annual Report to Shareholders            http://www.irin.com/documents/pdf/unh/04ar.pdf

2005 Proxy Statement                                      http://www.irin.com/documents/pdf/unh/05ps.pdf

If you received a paper copy of the annual report and proxy statement and wish to receive electronic copies of these documents in the future, you can consent to electronic delivery by following the instructions provided as you vote by Internet, or go to the website http://www.econsent.com/unh/ and follow the prompts.

UnitedHealth Group Incorporated 9900 Bren Road East Minnetonka, Minnesota 55343	PROXY

This proxy is solicited by the Board of Directors of UnitedHealth Group Incorporated for use at the Annual Meeting of Shareholders to be held on Tuesday, May 3, 2005.

By signing the proxy, you revoke all prior proxies and appoint each of William W. McGuire, M.D., Stephen J. Hemsley and David J. Lubben, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments thereof. Your shares of stock will be voted as you specify below. If no choice is specified, this proxy will be voted “FOR” Proposals 1 and 2, “AGAINST” Proposals 3 and 4, and in the discretion of the named proxies on all other matters that may properly come before the meeting.

If you are a current or former employee of UnitedHealth Group and own shares of common stock through the UnitedHealth Group 401(k) Savings Plan, your completion and execution of this proxy card, or your submission of an Internet or telephone vote, will provide voting instructions to the trustee of the plan. If no direction is made, if your proxy card is not signed, or if your vote by proxy card, Internet or telephone is not received by 12:00 p.m. Central Standard Time on May 1, 2005, the plan shares credited to your 401(k) account will be voted by the plan trustee in the same proportions as the proxy votes which were timely and properly submitted by other plan participants.

If you do not vote by telephone or Internet, please mark, sign and date this proxy on the reverse side and return it in the enclosed envelope.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote by telephone or Internet, please do not mail your proxy card.

1.    Vote by Telephone: Call Toll-Free 1-800-560-1965 — QUICK EASY IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m Central Standard Time on May 2, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

2.    Vote by Internet: http://www.eproxy.com/unh/ —  QUICK EASY IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. Central Standard Time on May 2, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

3.    Vote by Mail

•	Mark, sign and date your proxy card below and return it in the postage-paid envelope provided, or return it to UnitedHealth Group Incorporated, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873. Proxy cards sent by mail must be received no later than May 2, 2005.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò  Please detach here  ò

The Board of Directors Recommends a Vote “FOR” Proposals 1 and 2, and “AGAINST” Proposals 3 and 4.

1. Election of directors:	01 Thomas H. Kean 02 Robert L. Ryan	03 William G. Spears 04 Gail R. Wilensky, Ph.D.	☐ FOR ALL NOMINEES (except as specified below)	☐ WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending December 31, 2005.	☐ For	☐ Against	☐ Abstain
3. Shareholder proposal concerning performance-vesting shares.	☐ For	☐ Against	☐ Abstain
4. Shareholder proposal concerning performance-based options.	☐ For	☐ Against	☐ Abstain

This proxy also confers authority on the Board of Directors to transact any other business that may properly come before the meeting or any adjournment of the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND “AGAINST” PROPOSALS 3 AND 4.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appear(s) herein. If your shares are held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations and partnerships should provide name of entity and title of authorized persons signing the Proxy.